Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169377, 333-51494, 333-143770 and 333-185318 on Form S-8, and No. 333-214759 on Form S-3ASR of our reports dated February 26, 2018, relating to the consolidated financial statements and financial statement schedules of Leucadia National Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

New York, New York
February 26, 2018